EX-16.4.a

June 27, 2018

Board of Trustees, FQF Trust
 53 State Street, Suite 1308
Boston, Massachusetts 02109
Board of Trustees, OSI ETF Trust
 60 State Street, Suite 700
Boston, Massachusetts 02109

Re:
Agreement and Plan of Reorganization and Termination ("Agreement") made as of June 27, 2018 among OSI ETF Trust, a Delaware statutory trust ("New Trust"), on behalf of each segregated portfolio of assets ("series") thereof listed under the heading "New Funds - Series of New Trust" on Schedule A attached hereto ("Schedule A") (each such series referred to herein as a "New Fund"); FQF Trust, a Delaware statutory trust ("Old Trust"), on behalf of each series thereof listed under the heading "Old Funds" on Schedule A (each such series referred to herein as an "Old Fund"); and, solely for purposes of paragraph 6 of the Agreement, O'Shares Investment Advisers, LLC, investment adviser to New Fund ("Investment Adviser")

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the Reorganizations set forth on Schedule A, attached hereto, of the Old Funds, pursuant to which: each Old Fund will change its identity – by converting from a series of Old Trust to a series of New Trust – by (1) transferring all its assets to New Fund (which was established solely for the purpose of acquiring those Assets and continuing Old Fund's business) in exchange solely for (a) voting shares of beneficial interest ("shares") in New Fund of equal value to the net assets of the Old Fund, and (b) New Fund's assumption of all of Old Fund's liabilities, (2) distributing those shares pro rata to Old Fund's shareholders in exchange for their shares therein and in complete liquidation thereof (for federal tax purposes), and (3) terminating Old Fund, all on the terms and conditions set forth in the Agreement (all the foregoing transactions being referred to herein collectively as the "Reorganizations" and each such transaction, a "Reorganization").  Each New Fund is, and will be immediately prior to Closing, a shell series, without assets (other than seed capital) or liabilities, newly organized and created for the purpose of acquiring the Assets and Liabilities of the Old Fund.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Board of Trustees, FQF Trust
Board of Trustees, OSI ETF Trust
June 27, 2018

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, dated as of June 27, 2018; (b) the Combined Proxy Statement/Prospectus provided to shareholders of the Old Funds dated May 15, 2018, in connection with special meetings of the shareholders held on June 19 and 22, 2018; (c) certain representations concerning the Reorganization made to us by the New Trust, on behalf of the New Funds, and the Old Trust, on behalf of the Old Funds, in letters dated June 27, 2018 (the "Representation Letters"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Old Fund at the Effective Time on the Closing date of the Reorganizations satisfies, and immediately following the Effective Time on the Closing date of the Reorganizations, each New Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification a regulated investment company.

Based on the foregoing, and provided each Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letters for the Old Funds and the New Funds, it is our opinion with respect to each Reorganization that for federal income tax purposes:

1.       New Fund's acquisition of the Assets in exchange for New Fund Shares and its assumption of the Liabilities, followed by Old Fund's distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a "reorganization" (as defined in section 368(a)(1)(F)), and each Fund will be "a party to a reorganization" (within the meaning of section 368(b));
2.       Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund's assumption of the Liabilities pursuant to sections 361(a) and 357(a) or on the subsequent distribution of those shares to the Shareholders in complete liquidation of the Old Fund in exchange for their Old Fund Shares pursuant to section 361(c)(1);
3.       New Fund will recognize no gain or loss on its receipt of the Assets in exchange for New Fund Shares and its assumption of the Liabilities pursuant to section 1032(a);
4.       New Fund's tax basis in each Asset will be the same as Old Fund's tax basis therein immediately before the Reorganization pursuant to section 362(b), and New Fund's holding period for each Asset will include Old Fund's holding period therefor pursuant to section 1223(2) (except where New Fund's investment activities have the effect of reducing or eliminating an Asset's holding period);
5.       A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares for New Fund Shares pursuant to the Reorganization under section 354(a);

Board of Trustees, FQF Trust
Board of Trustees, OSI ETF Trust
June 27, 2018

6.       A Shareholder's aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares pursuant to section 358(a)(1), and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time pursuant to section 1223(1); and
7.       The Reorganization will not result in the termination of Old Fund's taxable year.  Old Fund's tax attributes enumerated in section 381(c) will be taken into account by New Fund as of the date of transfer as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Department of the Treasury (the "Income Tax Regulations") as if there had been no Reorganization, and the part of Old Fund's taxable year before the Reorganization will be included in New Fund's taxable year after the Reorganization.
Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Old Funds, the New Funds or any Old Fund shareholders with respect to any Asset as to which any gain or loss is required to be recognized for federal income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the New Trust, on behalf of the New Funds, and the Old Trust, on behalf of the Old Funds, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganizations (or incident thereto) or (ii) the effect, if any, of the Reorganizations on any other transaction and/or the effect, if any, of any such other transaction on the Reorganizations.

We hereby consent to the use of this opinion as an exhibit to the registration statement of each New Fund on Form N-14, and any amendments thereto, covering the registration of the New Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganizations.

Board of Trustees, FQF Trust
Board of Trustees, OSI ETF Trust
June 27, 2018

Very truly yours,

Stradley Ronon Stevens & Young, LLP

SCHEDULE A

CHART OF REORGANIZATIONS

Old Fund and Old Trust	Corresponding New Fund and New Trust

FQF Trust	OSI ETF Trust
O'Shares FTSE U.S. Quality Dividend ETF	O'Shares FTSE U.S. Quality Dividend ETF
O'Shares FTSE Europe Quality Dividend ETF	O'Shares FTSE Europe Quality Dividend ETF
O'Shares FTSE Asia Pacific Quality Dividend ETF	O'Shares FTSE Asia Pacific Quality Dividend ETF